Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

PRESS RELEASE

Nephros Reports 2017 Fourth Quarter and Full Year
Financial Results and Provides Corporate Update

Annual Revenues Up 65% and Cash Flow from Operations Approaches Breakeven

SOUTH ORANGE, NJ, February 26, 2018 /PR Newswire-FirstCall/ – Nephros, Inc. (OTCQB:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration (HDF) system for use with a hemodialysis (HD) machine for the treatment of patients with End Stage Renal Disease (ESRD), today announced financial results for the three months and full year ended December 31, 2017.

“2017 was a transformational year for us,” said Daron Evans, President and CEO of Nephros. “The strategic shifts we initiated in early 2015 have translated into material changes in our product offerings, our relationships with strategic partners and customers, and ultimately in our financial performance. We believe we are still in the early phase of our growth curve, and have been energized by the performance of our products in the market. As our products are placed in more medical facilities, it becomes easier for our strategic distribution partners to further expand our footprint. In 2018, we will continue to focus on, and to grow, our core medical device water filter business, while taking advantage of revenue and value enhancing opportunities when available in other parts of our business.”

“We finished the year with over $3.8 million in revenue and over $2 million in cash, the strongest operating position in the company’s history,” said Andy Astor, Chief Financial Officer. “Our progress in 2017 continued to validate our growth strategy and we were pleased to approach cash flow neutral in the fourth quarter. For 2018, we project quarter-over-quarter revenue growth to average 10-12%, and we project 2018 revenues to exceed $6 million.”

Corporate Update

Hospital Infection Control Filter Market

In 2017, revenue from the hospital infection control market grew approximately 90% versus 2016, driven by the launch of new products and increased sales through our strategic distribution partners. In 2018, we will continue to focus on increasing our installed base of hospital customers by supporting our strategic distribution partners. We also plan to enhance our emergency support capabilities for legionella outbreaks, when every hour is critical. We will be launching a marketing effort through our strategic distributors to promote our “same-day” delivery capabilities, made possible by a larger in-house logistics team and warehouse space in our new headquarters near the Newark, New Jersey airport.

“We appreciate the efforts of our strategic partners in our collective quest to protect patients from legionella, pseudomonas, and other water borne pathogens,” said Shane Sullivan, Director of North American Sales. “We are extremely excited to be able to respond to outbreaks across the country in hours, saving invaluable time for the infection control teams on the ground trying to protect patient health.”

Dialysis Water Filter Market

Revenue from the dialysis water filter market grew by approximately 50% in 2017 versus 2016. As we continue the launch of our EndoPurTM Endotoxin filter product line, which is targeted at large dialysis clinic reverse osmosis systems, and our work with equipment manufacturers to standardize on Nephros ultrafilters, we expect an acceleration of growth in 2018.

Commercial / Industrial Water Filter Market

In 2017, we focused on continuing to perform pilot tests in multiple areas of potential interest, driven primarily by our strategic distribution partners. We also launched our Lead Filter System. We will be using performance data from these pilot tests to target certain niche markets where we believe our products may add substantial value, and to continue our opportunistic exploration of additional ways to leverage our product portfolio outside of medical device markets.

Hemodiafiltration System

After a year of patient treatments at a Vanderbilt University dialysis clinic using our first-generation HDF system, the program was concluded in January 2018. Nephros will work with Vanderbilt to publish data from the program.

Now that we have run commercial pilot programs with our first-generation HDF system in multiple dialysis clinics across the country, we better understand the value proposition required to meet the needs of the current clinical and economic ESRD treatment paradigm. Our new, second-generation system incorporates new features that could enable us to better manufacture at scale, reduce the per treatment cost of performing HDF, and better align with current work flow practices. We have already initiated development efforts on the updated device, and will be forming a new subsidiary, Specialty Renal Products, Inc., to drive the development of our second-generation HDF system.

“We have learned a great deal over the last two years from patients and dialysis care teams,” said Monet Carnahan, Director of Dialysis Products. “We have incorporated their feedback into the updated design and look forward to providing patients and caregivers the option of hemodiafiltration treatments with a more user-friendly, cost-efficient system.”

Financial Performance for the Year Ended December 31, 2017

Total revenues for the fourth quarter of 2017 were approximately $1,301,000, compared with approximately $745,000 in the fourth quarter of 2016, an increase of 75%. Total revenues for the year ended December 31, 2017, were approximately $3,809,000, compared with approximately $2,320,000 for the year ended December 31, 2017, an increase of 65%.

Cost of goods sold was approximately $1,517,000 for the year ended December 31, 2017, compared to approximately $1,026,000 for the year ended December 31, 2016, an increase of 48%. Gross margins were 60% for the year ended December 31, 2017, compared to 56% for the year ended December 31, 2016.

Research and development expenses were approximately $1,002,000 and $1,079,000, respectively, for the years ended December 31, 2017 and 2016, a 7% decrease. Depreciation and amortization expenses were approximately $218,000 and $230,000, respectively, for the years ended December 31, 2017 and 2016, a 5% decrease. Selling, general and administrative expenses were approximately $3,298,000 and $2,854,000, respectively, for the years ended December 31, 2017 and 2016, a 16% increase.

Net cash used in operating activities in the fourth quarter 2017 was approximately $38,000, including approximately $65,000 of cash paid for interest on outstanding notes. As of December 31, 2017, Nephros had cash and cash equivalents of approximately $2,194,000.

Annual Meeting

Nephros will host an annual shareholder meeting on May 23, 2018 at 9:00am. The meeting will be held at the company’s headquarters facility at 380 Lackawanna Place, South Orange, New Jersey 07079.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters, as well as a hemodiafiltration system for the treatment of patients with End Stage Renal Disease. Nephros filters or ultrafilters are used primarily in medical applications in various settings. Nephros ultrafilters are used in hospitals and medical clinics for added protection in retaining bacteria (i.e. Legionella, Pseudomonas), virus and endotoxin from water. These ultrafilters provide barriers that assist in improving infection control with showers, sinks, and ice machines. Additionally, these ultrafilters are used by dialysis centers for assisting in the removal of biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and the patients.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

This release contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s expected revenue and financial performance in 2018, the Company’s potential for further growth and its expected growth in medical, commercial and industrial filter sales, its sales and marketing plans and strategies for 2018, the Company’s ability to respond to outbreaks in water borne pathogens, anticipated investment in the development of a second-generation HDF system and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in clinical outcomes, potential delays in the regulatory approval process, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, uncertainties in litigation or investigative proceedings, and the availability of financing. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2017. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Contact:

Investor Relations Contact:

Andy Astor

CFO, Nephros

info@nephros.com

+1 201 343 5202

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$2,194	$275
Accounts receivable, net	836	388
Investment in lease, net-current portion	20	27
Inventory, net	674	479
Prepaid expenses and other current assets	85	95
Total current assets	3,809	1,264
Property and equipment, net	52	70
Investment in lease, net-less current portion	39	61
License and supply agreement, net	1,072	1,262
Other asset	11	21
Total assets	$4,983	$2,678
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured revolving credit facility	$711	$-
Accounts payable	872	585
Accrued expenses	218	240
Deferred revenue, current portion	70	70
Total current liabilities	1,871	895
Unsecured long-term note payable, net of debt issuance costs and debt discount of $233 and $349, respectively	954	838
Long-term portion of deferred revenue	208	278
Total liabilities	3,033	2,011

Commitments and Contingencies (Note 13)

Stockholders’ equity:

Preferred stock, $.001 par value; 5,000,000 shares authorized at December 31, 2017 and 2016; no shares issued and outstanding at December 31, 2017 and 2016.	-	-
Common stock, $.001 par value; 90,000,000 shares authorized at December 31, 2017 and 2016; 55,293,267 and 49,782,797 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively.	55	50
Additional paid-in capital	122,924	120,835
Accumulated other comprehensive income	77	67
Accumulated deficit	(121,106)	(120,285)
Total stockholders’ equity	1,950	667
Total liabilities and stockholders’ equity	$4,983	$2,678

NEPHROS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In Thousands, Except Share and Per Share Amounts)

	Years Ended December 31,
	2017	2016
Net revenue:
Product revenues	$3,544	$2,093
License, royalty and other revenues	265	227
Total net revenues	3,809	2,320

Cost of goods sold	1,517	1,026
Gross margin	2,292	1,294
Operating expenses:
Research and development	1,002	1,079
Depreciation and amortization	218	230
Selling, general and administrative	3,298	2,854
Total operating expenses	4,518	4,163
Loss from operations	(2,226)	(2,869)
Interest expense	(302)	(172)
Interest income	4	5
Other income (expense), net	(74)	4
Loss before income taxes	(2,598)	(3,032)
Income tax benefit	1,789	-
Net loss	(809)	(3,032)
Other comprehensive income (loss), foreign currency translation adjustments, net of tax	10	(4)
Total comprehensive loss	$(799)	$(3,036)

Net loss per common share, basic and diluted	$(0.02)	$(0.06)
Weighted average common shares outstanding, basic and diluted	52,935,728	48,583,165